Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 on Form S-3 to the Registration Statement (No. 333-178584) on Form S-1 of InVivo Therapeutics Holdings Corporation of our report dated March 24, 2011, except for Notes 9, 11, 12 and 18 as to which the date is June 29, 2011, relating to our audits of the financial statements, which appear in the Annual Report on Form 10-K of InVivo Therapeutics Holdings Corporation for the year ended December 31, 2010.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

January 9, 2012